Exhibit 5.1

LUCOSKY BROOKMAN LLP 101 Wood Avenue South 5th Floor Woodbridge, NJ 08830 T - (732) 395-4400 F- (732) 395-4401

111 Broadway Suite 807 New York, NY 10006 T - (212) 417-8160 F - (212) 417-8161 www. lucbro.com

December 23, 2025

Brag House Holdings, Inc.

45 Park Street,

Montclair, NJ 07042

RE:	Brag House Holdings, Inc.’s Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as counsel to you, Brag House Holdings, Inc., a Delaware corporation, (the “Company”) in connection with the Company’s Registration Statement on Form S-1 filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”) on the date hereof (the “Registration Statement”). The Registration Statement relates to the resale by a certain selling securityholder (the “Selling Securityholder”) of up to an aggregate of up to 162,964,288 shares (the “Shares”) of common stock $0.0001 par value per share (the “Common Stock”) consisting of (i) up to 147,536,518 shares of Common Stock comprised of: (a) 10,173,881 shares of Common Stock issuable pursuant to exercises of a warrant to purchase shares of Common Stock issued to the Selling Securityholder (the “Warrant” and the Shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”) and (b) up to 137,362,637 shares of Common Stock (based on an assumed price of $0.7280 equal to 97% of the closing price of the Common Stock on the Nasdaq Capital Market (“Nasdaq”) on December 5, 2025 of $0.7505) that we may, in our discretion, elect to issue and sell to the Selling Securityholder, from time to time after the date of this prospectus, pursuant to an equity purchase agreement by and among the Company, House of Doge Inc., (“HOD” or “House of Doge”), and the Selling Securityholder on December 4, 2025 (the “Purchase Agreement”), in which the Company has the right, but not the obligation, to sell to the Selling Securityholder, and the Selling Securityholder is obligated to purchase, up to the lesser of (x) $100,000,000 in aggregate gross purchase price of newly issued shares of the Company’s Common Stock (the “Equity Line Securities”) and (y) 3,957,838 shares of Common Stock (the “Exchange Cap”) provided that the Exchange Cap shall not apply to any shares sold to Selling Securityholder at or above $0.86 (the “Base Price”) and (ii) up to 15,427,770 shares of Common Stock issuable to the Selling Securityholder pursuant to a convertible promissory note issued jointly and severally by the Company and HOD to the Selling Securityholder on December 4, 2025 (the “Convertible Note” and the Shares of Common Stock issuable upon conversion of the Convertible Notes, the “Convertible Note Shares”), with an aggregate original principal amount of up to $11,000,000. The Purchase Agreement, the Warrant, and the Convertible Note are referred to collectively herein as the “Transaction Documents”.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with this opinion, we have examined the originals or copies certified or otherwise identified to our satisfaction of the following: (a) the Articles of Incorporation, Amended and Restated Bylaws of the Company, each as amended and/or restated as of the date hereof; (b) certain resolutions of the Board of Directors of the Company related to the filing of the Registration Statement, the authorization and issuance of the Securities, and related matters; (c) the Registration Statement and all exhibits thereto, (d) the Transaction Documents; and (e) such other records, documents and instruments as we deemed relevant and necessary for purposes of the opinion stated herein. In addition to the foregoing, we also have relied as to matters of fact upon the representations made by the Company and its representatives and we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to original documents of all documents submitted to us certified or photostatic copies.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that:

(i)	the Warrant Shares have been duly authorized, and when issued and delivered by the Company upon exercise of the Warrants in accordance with the terms of such Warrants, will be validly issued, fully paid and non-assessable;

(ii)	the Equity Line Securities have been duly authorized, and when issued and delivered by the Company, at the Company’s discretion, in accordance with the terms of such Purchase Agreement, will be validly issued, fully paid, and non-assessable; and

(iii)	the Convertible Note Shares have been duly authorized by all necessary corporate action of the Company, and when the Convertible Note Shares have been issued by the Company upon conversion of the Convertible Note pursuant to the terms thereof, the Convertible Note Shares will be validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to the laws of the State of Delaware and the State of New York. This opinion letter is limited to the laws in effect as of the date the Registration Statement is declared effective by the Commission and is provided exclusively in connection with the public offering contemplated by the Registration Statement.

This opinion letter is qualified to the extent that the enforceability of any applicable agreement, document, or instrument discussed herein may be limited by or subject to bankruptcy, insolvency, fraudulent transfer or conveyance, reorganization, moratorium or other similar laws relating to or affecting creditors’ rights generally, and general equitable or public policy principles.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

This opinion letter is furnished in connection with the filing of the Registration Statement and may not be relied upon for any other purpose without our prior written consent in each instance. Further, no portion of this letter may be quoted, circulated or referred to in any other document for any other purpose without our prior written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference of this firm under the caption “Legal Matters” in the prospectus which is made part of the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Lucosky Brookman LLP
Lucosky Brookman LLP